Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement to Form S-8 of our audit report dated August 12, 2025, with respect to the consolidated balance sheets of Netcapital Inc. as of April 30, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2025.

Our report relating to these financial statements includes an emphasis of a matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

January 20, 2026